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As filed with the Securities and Exchange Commission on January 16, 2013

Registration No. 333-185396

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ECA Marcellus Trust I (Exact name of co-registrant as specified in its charter)	Energy Corporation of America (Exact name of co-registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	West Virginia (State or other jurisdiction of incorporation or organization)
1311 (Primary Standard Industrial Classification Code Number)	1311 (Primary Standard Industrial Classification Code Number)
27-6522024 (I.R.S. Employer Identification No.)	84-1235822 (I.R.S. Employer Identification No.)
919 Congress Avenue, Suite 500 Austin, Texas 78701 (800) 852-1422 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	4643 South Ulster Street, Suite 1100 Denver, Colorado 80237 (303) 694-2667 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Michael J. Ulrich
The Bank of New York Mellon Trust Company, N.A.
919 Congress Avenue, Suite 500
Austin, Texas 78701
(512) 236-6599
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Donald C. Supcoe
Executive Vice President & General Counsel
501 56th Street South East
Charleston, West Virginia 25304
(304) 925-6100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
David Palmer Oelman Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002-6760 (713) 758-2222	Thomas W. Adkins Bracewell & Giuliani LLP 111 Congress Avenue, Suite 2300 Austin, Texas 78701-4061 (512) 472-7800

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:    ☐

           If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Units	4,573,128	$16.90	$77,285,864	$10,542

(1)
The proposed maximum offering price unit and the proposed maximum aggregate offering price, estimated solely for the purpose of calculating the registration fee, have been computed pursuant to Rule 457(c) promulgated under the Securities Act and are based on the average high ($17.23) and low $16.57 prices of a common unit as reported by the New York Stock Exchange on January 11, 2013.

(2)
Energy Corporation of America previously paid $10,036 in connection with the initial filing of the registration statement.

           The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (or the "SEC"), acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JANUARY 16, 2013

PROSPECTUS

4,573,128 Common Units
Representing Beneficial Interests

ECA Marcellus Trust I

        Energy Corporation of America ("ECA") and certain of its directors and officers may offer and sell in one or more offerings up to 4,573,128 common units representing beneficial interests in ECA Marcellus Trust I ("ECT"). The common units do not represent any interest in ECA. ECA may sell none, some or all of the common units offered by this prospectus. Sales may be at fixed prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. Such sales may occur in the open market, in negotiated transactions and in a combination of these methods. The trust will not receive any of the proceeds from the sale of the common units covered by this prospectus.

        A large portion of the common units to be registered were subordinated units that ECA retained following the initial public offering of trust units in July 2010 in order to provide support for the cash distributions on the initially issued common units. ECA completed its drilling obligation to ECT during the fourth quarter of 2011. As a result, the ECT subordinated units automatically converted on a one-for-one basis to common units on December 31, 2012.

        The trust's common units are listed on the New York Stock Exchange (the "NYSE") under the symbol "ECT." The last reported sales price of the trust's common units on the NYSE on January 15, 2013 was $16.65 per common unit.

        The Trust.    The trust owns term and perpetual royalty interests in natural gas properties owned by ECA in the Marcellus Shale formation in Greene County, Pennsylvania. These royalty interests entitle the trust to receive 90% of the proceeds attributable to ECA's interest in the sale of production from 14 horizontal Marcellus Shale natural gas wells located in Greene County, Pennsylvania and 50% of the proceeds attributable to ECA's interest in the sale of production from 52 horizontal Marcellus Shale natural gas development wells that have been drilled on drill sites included within approximately 9,300 acres held by ECA, of which it owns substantially all of the working interests, in Greene County, Pennsylvania. The trust is treated as a partnership for federal income tax purposes.

        This prospectus provides you with a general description of the common units that may be offered by the selling unitholders. A prospectus supplement, containing more specific information about an offering and the terms thereof, may also be used by the selling unitholders or their agents. A prospectus supplement may also add, update or change information contained in this prospectus. Any statement made in this prospectus will be modified or superseded by any inconsistent statement made in a prospectus supplement.

        The common units may be sold directly or through agents, underwriters or dealers, or through a combination of these methods. See "Plan of Distribution," beginning on page 43. A prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. A prospectus supplement will also show you the total amount of money the selling unitholders will receive from selling the securities being offered, after the expenses of the offering. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents incorporated by reference herein and therein, before you invest in the common units.

        Investing in the common units involves a high degree of risk. Please read carefully the information included and incorporated by reference in this prospectus and in any applicable prospectus supplement for a discussion of the factors you should consider before deciding to purchase the common units. Please read the section captioned "Risk Factors" beginning on page 7 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                        , 2012

i

ERISA CONSIDERATIONS	41
SELLING TRUST UNITHOLDERS	42
PLAN OF DISTRIBUTION	43
LEGAL MATTERS	45
EXPERTS	46
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT	II-1

        Certain of the trust's reports filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference into this prospectus. ECA and the trust have not authorized anyone to provide any information other than that contained or incorporated by reference into this prospectus or any prospectus supplement or to which they have referred you. ECA and the trust take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ii

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that the trust and ECA have filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process or continuous offering process. Under this shelf registration process, ECA may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered, from time to time, by ECA. Each time ECA sells securities, it may be required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

        Additional information, including the trust's financial statements and the notes thereto, is incorporated in this prospectus by reference to the trust's reports filed with the SEC. Please read "Where You Can Find More Information" below. You are urged to read this prospectus carefully, including the section captioned "Risk Factors," beginning on page 7, and the trust's SEC reports in their entirety before investing in the trust's common units.

        Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to the "trust," "ECT," "we," "us" or "our" are to ECA Marcellus Trust I.

WHERE YOU CAN FIND MORE INFORMATION

        The trust and ECA have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-3 regarding the common units offered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding the trust and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act of 1933, as amended, or the Securities Act.

        The trust is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, therefore, it files annual, quarterly and current reports and other information with the Securities and Exchange Commission (the "SEC") (File No. 001-34800) pursuant to the Exchange Act. You may read and copy any documents that are filed at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the public reference section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room.

        Our filings are also available to the public through the SEC's website at www.sec.gov.

        The SEC allows the trust to "incorporate by reference" information that it files with them, which means that the trust can disclose important information to you by referring you to documents previously filed with the SEC. The trust incorporates by reference the documents listed below and any future filings it makes with the SEC under Section 13(a), 13(f), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to 2.02 or 7.01 on any current report on Form 8-K), including all such documents or amendments it may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, until the expiration of the exchange offer:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2011;

  •
  our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012; and

  •
  the description of ECT common units contained in our registration statement on Form 8-A filed on June 29, 2010 and any subsequent amendments or reports filed for the purpose of updating such description.

        These reports contain important information about the trust, its financial condition and its results of operations.

        All future documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) after the date of the initial registration statement of which this prospectus is a part and all such documents that the trust files with the SEC after the date of this prospectus and before the termination of the offering of its securities shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of these filings from the trust at no cost by writing or telephoning the following address and telephone number:

ECA Marcellus Trust I
c/o The Bank of New York Mellon Trust Company, N.A., as Trustee
919 Congress Avenue
Austin, Texas 78701
1-800-852-1422

FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and the Private Securities Litigation Reform Act of 1995 about the trust and other matters affecting an investment in the common units that are subject to risks and uncertainties. All statements other than statements of historical fact included in this document, including, without limitation, statements under "Summary" and "Risk Factors" regarding the financial position, business strategy, production and reserve growth, and the activities of the trust are forward-looking statements.

        Such statements may be influenced by factors that could cause actual outcomes and results to differ materially from those projected. Forward-looking statements are subject to risks and uncertainties and include statements pertaining to future development activities and costs, and other statements in this prospectus that are prospective and constitute forward-looking statements.

        When used in this document, the words "believes," "expects," "anticipates," "intends" or similar expressions are intended to identify such forward-looking statements. The following important factors, in addition to those discussed elsewhere in this document, could affect the future results of the energy industry in general, and ECA and the trust in particular, and could cause those results to differ materially from those expressed in such forward-looking statements:

  •
  risks incident to the operation of natural gas wells;

  •
  future production and development costs;

  •
  the effect of existing and future laws and regulatory actions;

  •
  the effect of changes in commodity prices, the ability of the trust's hedge counterparties to meet their contractual obligations and conditions in the capital markets;

  •
  competition from others in the energy industry; and

  •
  uncertainty of estimates of natural gas reserves and production.

        This prospectus describes other important factors that could cause actual results to differ materially from expectations of ECA and the trust, including under the heading "Risk Factors," beginning on page 7. All written and oral forward-looking statements attributable to ECA or the trust or persons acting on behalf of ECA or the trust are expressly qualified in their entirety by such factors.

ENERGY CORPORATION OF AMERICA

        ECA is a privately held energy company engaged in the exploration, development, production, gathering, aggregation and sale of natural gas and oil, primarily in the Appalachian Basin, Gulf Coast and Rocky Mountain regions in the United States and in New Zealand. ECA or its predecessors have owned and operated natural gas properties in the Appalachian Basin for more than 48 years, and ECA is one of the largest natural gas operators in the Appalachian Basin. ECA sells gas from its own wells as well as third-party wells to local gas distribution companies, industrial end users located in the Northeast, other gas marketing entities and into the spot market for gas delivered into interstate pipelines. ECA controls or operates, either directly or through its affiliates, approximately 5,000 miles of gathering lines and intrastate pipelines that are used in connection with its gas aggregation activities.

THE TRUST

        The trust is a statutory trust created under the Delaware Statutory Trust Act in March 2010. The business and affairs of the trust are managed by The Bank of New York Mellon Trust Company, N.A., as Trustee. The trust is passive in nature and neither the trust nor the trustee has any control over, or responsibility for, the operation of the properties in which the trust has an interest or the costs thereof. Although ECA operates all of the Producing Wells and all of the PUD Wells, ECA has no ability to manage or influence the management of the trust. In addition, the Corporation Trust Company acts as Delaware Trustee of the trust. The Delaware Trustee has only minimal rights and duties as are necessary to satisfy the requirements of the Delaware Statutory Trust Act.

        In connection with the formation of the trust and its initial public offering, ECA conveyed to a wholly owned subsidiary the Term PDP Royalty, which entitles the holder of the interest to receive 45% of the proceeds from the sale of production of natural gas attributable to ECA's interest in the Producing Wells (after deducting post-production costs and any applicable taxes) for a period of 20 years commencing on April 1, 2010 and the Term PUD Royalty, which entitles such holder of the interest to receive 25% of the proceeds from the sale of the production of natural gas attributable to ECA's interest in the PUD Wells (after deducting post-production costs and any applicable taxes) for a period of 20 years commencing on April 1, 2010 in exchange for a demand note in the principal amount of approximately $161 million.

        In connection with the formation of the trust and its initial public offering, ECA and the Private Investors conveyed to the trust the Perpetual PDP Royalty, which entitles the trust to receive, in the aggregate, 45% of the proceeds from the sale of production of natural gas attributable to the interests of ECA in the Producing Wells (after deducting post-production costs and any applicable taxes) and ECA conveyed to the trust the Perpetual PUD Royalty, which entitles the trust to receive an additional 25% of the proceeds from the sale of production of natural gas attributable to ECA's interest in the PUD Wells (after deducting post-production costs and any applicable taxes) in exchange for an aggregate 3,186,117 common units constituting 17.7% of the trust units outstanding and 4,401,250 subordinated units constituting 25% of the trust units outstanding.

        In connection with the formation of the trust and its initial public offering, ECA's subsidiary conveyed the Term Royalties to the trust in exchange for the net proceeds from the initial public offering, after deducting underwriting commissions and discounts and expenses, and used the net proceeds to repay all or a portion of the demand note to ECA.

        The Trustee can authorize the trust to borrow money to pay trust administrative or incidental expenses that exceed cash held by the trust. The Trustee may authorize the trust to borrow from the Trustee as a lender provided the terms of the loan are fair to the trust unitholders. The Trustee may also deposit funds awaiting distribution in an account with itself, if the interest paid to the trust at least equals amounts paid by the Trustee on similar deposits, and make other short term investments with the funds distributed to the trust. The Trustee may also hold funds awaiting distribution in a non interest bearing account.

        The Trust is responsible for paying all legal, accounting, tax advisory, engineering, printing costs and other administrative and out-of-pocket expenses incurred by or at the direction of the Trustee. The Trust is also responsible for paying other expenses incurred as a result of being a publicly traded entity, including costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, independent auditor fees and registrar and transfer agent fees. ECA will bear all costs and expenses incidental to the preparation and filing of the registration statement of which this prospectus forms a part, excluding certain internal expenses of the trust, which will be borne by the trust, and any underwriting discounts and commissions, which will be borne by the selling unitholder.

        To provide support for cash distributions on the common units, ECA agreed to subordinate 4,401,250 of the trust units retained following the initial public offering, which constituted 25% of the outstanding trust units. These subordinated units did not receive a full quarterly cash distribution unless the common units received a certain threshold amount with respect to such quarter. ECA completed its drilling obligation to ECT during the fourth quarter of 2011. Consequently, the subordinated units automatically converted on a one-for-one basis into common units on December 31, 2012. The last cash distribution supported by the subordinated units will be the cash distribution payable with respect to the proceeds for the fourth quarter of 2012, which the Trustee expects to be paid on or about March 1, 2013. Beginning with the cash distribution payable with respect to the first quarter of 2013, all ECT trust units will share in all cash distributions on a pro rata basis.

        The trust will begin to liquidate on March 31, 2030 (the "Termination Date") and will soon thereafter wind up its affairs and terminate. The Term Royalties will automatically revert to ECA at the Termination Date, while the Perpetual Royalties will be sold and the proceeds will be distributed to the unitholders at the Termination Date or soon thereafter.

 SUMMARY RESERVE INFORMATION
AS OF DECEMBER 31, 2011

Proved reserves	Proved Gas Reserves (Bcf)	Estimated Future Net Cash Flows	Discounted Estimated Future Net Cash Flows
		(Dollars in thousands)
Royalty Interests:
Proved Developed	67.253	$241,580	$135,485
Proved Undeveloped	14.465	51,960	30,040

	81.718	$293,540	$165,525

 RISK FACTORS

        An investment in the trust's common units involves risk. You should carefully consider and evaluate the risks and uncertainties described in "Part I—Item 1A. Risk Factors" of the trust's Form 10-K for the year ended December 31, 2011 and in "Part II—Item 1A. Risk Factors" of the trust's Form 10-Q for the quarterly period ended September 30, 2012, in each case as updated by the additional risks and uncertainties set forth in other filings that the trust makes with the SEC. In addition, you should also carefully read all of the other information included in this prospectus and the documents the trust has incorporated by reference into this prospectus in evaluating an investment in the trust's common units. If any of the described risks actually were to occur, the trust's business, financial condition or results of operations could be affected materially and adversely. In that case, the trading price of the trust's common units could decline and you could lose all or part of your investment.

 USE OF PROCEEDS

        The trust will not receive any of the proceeds from the sale of the common units by the selling unitholders. The selling unitholders will receive all net proceeds from any sale of common units described in this prospectus and any prospectus supplement. ECA will bear all costs and expenses incidental to the preparation and filing of this registration statement, excluding certain internal expenses of ECT, which will be borne by ECT, and any underwriting discounts and commissions, which will be borne by the seller of the ECT common units.

 PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

        The trust's common units are listed on the NYSE under the symbol "ECT." The last reported sale price of the common units on the NYSE on January 15, 2013 was $16.65. As January 15, 2013, there were 30 holders of record of ECT common units.

	Unit Price
			Distributions Per Common Unit
	High	Low
March 31, 2013 (through January 15, 2013)	$17.50	$15.25		(1)
December 31, 2012	$21.45	$14.87		(2)
September 30, 2012	$22.34	$18.25	$0.624
June 30, 2012	$21.98	$15.68	$0.602
March 31, 2012	$26.94	$19.16	$0.574
December 31, 2011	$28.01	$22.05	$0.594
September 30, 2011	$28.47	$22.50	$0.630
June 30, 2011	$32.32	$23.26	$0.631
March 31, 2011	$32.92	$25.50	$0.524
December 31, 2010	$27.92	$20.03	$0.500
September 30, 2010	$20.73	$19.00	$0.421
June 30, 2010	$—	$—	$0.272

(1)
Distributions with respect to the quarter ending March 31, 2013 have not yet been declared or paid

(2)
Distributions with respect to the quarter ended December 31, 2012 have not yet been declared or paid

DESCRIPTION OF THE COMMON UNITS

The Common Units

        Each common unit is a unit of beneficial interest in ECT and is entitled to receive cash distributions from ECT on a pro rata basis. Each common unitholder has the same rights regarding the common units as every other common unitholder. ECT has 17,605,000 trust units outstanding. Following the conversion of 4,401,250 subordinated units at the end of the fourth quarter 2012, all of such 17,605,000 trust units are common units, and there are no subordinated units outstanding. Beginning with the cash distribution payable with respect to the first quarter of 2013, all ECT trust units will share in all cash distributions on a pro rata basis.

Termination of Subordination Period

        To provide support for cash distributions on the common units, ECA agreed to subordinate 4,401,250 of the trust units retained following the initial public offering, which constituted 25% of the outstanding trust units. These subordinated units did not receive a full quarterly cash distribution unless the common units received a certain threshold amount with respect to such quarter. ECA completed its drilling obligation to ECT during the fourth quarter of 2011. Consequently, the subordinated units automatically converted on a one-for-one basis into common units on December 31, 2012. The last cash distribution supported by the subordinated units will be the cash distribution payable with respect to the proceeds for the fourth quarter of 2012, which the Trustee expects to be paid on or about March 1, 2013. Beginning with the cash distribution payable with respect to the first quarter of 2013, all ECT trust units will share in all cash distributions on a pro rata basis.

Distributions and Income Computations

        Cash distributions to common unitholders are expected to be made from available funds at the trust for each calendar quarter. Production payments due to the trust with respect to any calendar quarter are accrued based on estimated production volumes attributable to the trust's properties during such quarter (as measured at ECA metering systems) and market prices for such volumes. ECA is expected to make a payment to the trust equal to such accrued amounts within 30 days of the end of such calendar quarter. After receipt of such payment, the Trustee determines for such calendar quarter the amount of funds available for distribution to the common unitholders. Available funds are the excess cash, if any, received by the trust over its expenses for that quarter. Available funds are reduced by any cash the Trustee decides to hold as a reserve against future liabilities. Any difference between the payment made by ECA to the trust with respect to a calendar quarter and the actual cash production payments relative to the trust's properties received by ECA is netted against future payments by ECA to the trust.

        The amount of available funds for distribution each quarter is payable to common unitholders of record on or about the 45th day following the end of such calendar quarter or such later date as the Trustee determines is required to comply with legal or stock exchange requirements. The Trustee expects to distribute cash on or about the 60th day (or the next succeeding business day following such day if such day is not a business day) following such calendar quarter to each person who was a common unitholder of record on the quarterly record date.

        Unless otherwise advised by counsel or the IRS, the Trustee treats the income and expenses of the trust for each month as belonging to the common unitholders of record on the first business day of the month.

 Transfer of Common Units

        The trust's common unitholders may transfer their units in accordance with the Trust Agreement. The Trustee does not require either the transferor or transferee to pay a service charge for any transfer of a common unit. The Trustee may require payment of any tax or other governmental charge imposed for a transfer. The Trustee may treat the owner of any common unit as shown by its records as the owner of the common unit. The Trustee will not be considered to know about any claim or demand on a common unit by any party except the record owner. A person who acquires a common unit after any quarterly record date will not be entitled to the distribution relating to that quarterly record date. Delaware law will govern all matters affecting the title, ownership or transfer of common units.

Periodic Reports

        The Trustee files all required trust federal and state income tax and information returns. The Trustee prepares and mails to common unitholders a Schedule K-1 that common unitholders need to correctly report their share of the income and deductions of the trust. The Trustee also causes to be prepared and filed reports required to be filed under the Securities Exchange Act of 1934, as amended, and by the rules of any securities exchange or quotation system on which the common units are listed or admitted to trading.

        Each common unitholder and his representatives may examine, for any proper purpose, during reasonable business hours, the records of the trust.

Liability of Common Unitholders

        Under the Delaware Statutory Trust Act, the trust's common unitholders are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit under the General Corporation Law of the State of Delaware. No assurance can be given, however, that the courts in jurisdictions outside of Delaware will give effect to such limitation.

Voting Rights of Common Unitholders

        Following the conversion of the subordinated units into common units following the end of the fourth quarter 2012, the Trustee or common unitholders owning at least 10% of the outstanding common units may call meetings of common unitholders. The trust will be responsible for all costs associated with calling a meeting of common unitholders unless such meeting is called by the unitholders, in which case the unitholders will be responsible for all costs associated with calling such meeting of unitholders. Meetings must be held in such location as is designated by the Trustee in the notice of such meeting. The Trustee must send written notice of the time and place of the meeting and the matters to be acted upon to all of the common unitholders at least 20 days and not more than 60 days before the meeting. Common unitholders representing a majority of common units outstanding must be present or represented to have a quorum. Each common unitholder is entitled to one vote for each common unit owned.

        Unless otherwise required by the Trust Agreement, a matter may be approved or disapproved by the vote of a majority of common units held by the unitholders at a meeting where there is a quorum. This is true, even if a majority of the total outstanding common units did not approve it. The affirmative vote of the holders of a majority of the outstanding common units is required to:

  •
  dissolve the trust (except in accordance with its terms);

  •
  remove the Trustee or the Delaware Trustee;

  •
  amend the Trust Agreement, the royalty conveyances, the Administrative Services Agreement, the Development Agreement, the Royalty Interest Lien and the hedge agreements (except with respect to certain matters that do not adversely affect the right of the trust's unitholders in any material respect);

  •
  merge or consolidate the trust with or into another entity; or

  •
  approve the sale of all or any material part of the assets of the trust except that if any of the matters listed above (except removal of the Trustee or the Delaware Trustee) would result in a materially disproportionate benefit to ECA or its affiliates compared to other owners of common units, the affirmative vote of the holders of a majority of common units, excluding those common units owned by ECA and its affiliates, is required.

        In addition, certain amendments to the Trust Agreement may be made by the Trustee without approval of the common unitholders. The Trustee must consent before all or any part of the trust's assets can be sold except in connection with the dissolution of the trust or limited sales directed by ECA in conjunction with its sale of the Underlying Properties.

Comparison of Common Units and Common Stock

        Common unitholders have more limited voting rights than those of stockholders of most public corporations. For example, there is no requirement for annual meetings of common unitholders or for annual or other periodic re-election of the Trustee.

        Unitholders should also be aware of the following ways in which an investment in common units is different from an investment in common stock of a corporation.

	Common units	Common stock
Voting	The trust agreement provides voting rights to trust unitholders to remove and replace (but not elect) the Trustee and to approve or disapprove major trust transactions.	Corporate statutes provide voting rights to stockholders of the corporation to elect directors and to approve or disapprove major corporate transactions.
Income Tax	The trust is not subject to federal income tax; common unitholders are subject to income tax on their allocable share of trust income, gain, loss and deduction.	Corporations are taxed on their income, and their stockholders are taxed on dividends.
Distributions	Substantially all trust revenue is distributed to common unitholders.	Stockholders receive dividends at the discretion of the board of directors.
Business and Assets	The business of the trust is limited to specific assets with a finite economic life.	A corporation conducts an active business for an unlimited term and can reinvest its earnings and raise additional capital to expand.
Fiduciary Duties
	To the extent provided in the trust agreement, the Trustee has limited its fiduciary duties in the trust agreement as permitted by the Delaware Statutory Trust Act so that it will be liable to unitholders only for fraud, gross negligence or acts or omissions constituting bad faith.	Officers and directors have a fiduciary duty of loyalty to stockholders and a duty to use due care in management and administration of a corporation.

 REGISTRATION RIGHTS

        In connection with the formation of ECT, ECT entered into a registration rights agreement for the benefit of ECA, John Mork and Julie Mork in connection with ECA's conveyance to ECT of the PDP Royalty Interest and the PUD Royalty Interest. In the registration rights agreement, ECT agreed, for the benefit of ECA, John Mork and certain of his affiliates and any of their transferees (each, a "holder"), to register common units held by any of them. Specifically, ECT agreed:

  •
  to use its reasonable best efforts to file a registration statement, including, if so requested, a shelf registration statement, with the SEC as promptly as practicable following receipt of a notice requesting the filing of a registration statement from holders representing a majority of the then outstanding registrable common units;

  •
  to use its reasonable best efforts to cause the registration statement or shelf registration statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof; and

  •
  to continuously maintain the effectiveness of the registration statement under the Securities Act for 90 days (or continuously if a shelf registration statement is requested) after the effectiveness thereof or until the common units covered by the registration statement have been sold pursuant to such registration statement or until all registrable common units:

  •
  have been sold pursuant to Rule 144 under the Securities Act if the transferee thereof does not receive "restricted securities;"

  •
  have been sold in a private transaction in which the transferor's rights under the registration rights agreement are not assigned to the transferee of the common units; or

  •
  become eligible for resale pursuant to Rule 144 (or any similar rule then in effect under the Securities Act).

        ECA, John Mork and Julie Mork had the right to require the trust to file no more than three registration statements in aggregate. ECA exercised its right to demand registration of an offering in early 2011 and John Mork used his right to demand a second registration in connection with the registration of the offering contemplated hereby. Julie Mork exercised her demand right with respect to the Concurrent Registration Statement (as defined below).

        In connection with the preparation and filing of any registration statement, ECA will bear all costs and expenses incidental to any registration statement, excluding certain internal expenses of the trust, which will be borne by the trust, and any underwriting discounts and commissions, which will be borne by the seller of the Trust units.

        Concurrently with ECT's filing of this registration statement on Form S-3, ECA and ECT filed a registration statement on Form S-4 (the "Concurrent Registration Statement") with the SEC in which ECA is offering to exchange its common units of ECT for outstanding depositary units of Eastern American Natural Gas Trust, a Delaware statutory trust, until ECA has exchanged all 4,120,059 of the common units that it owns, upon the terms and conditions set forth in the prospectus and the accompanying letter of transmittal.

        The Concurrent Registration Statement is being made by a separate filing and is not part of this registration statement.

 DESCRIPTION OF THE TRUST AND TRUST AGREEMENT

        The trust was created under Delaware law to acquire and hold the Royalties for the benefit of its unitholders pursuant to an agreement between ECA, the Trustee and the Delaware Trustee. The Royalties are passive in nature and neither the trust nor the Trustee has any control over or responsibility for the operation of the Underlying Properties or the costs thereof. Neither ECA nor other operators of the Underlying Properties have any contractual commitments to the trust to provide additional funding or to conduct further drilling on or to maintain their ownership interest in any of these properties.

        The Trust Agreement provides that the trust's business activities are limited to owning the Royalties and any activity reasonably related to such ownership, including activities required or permitted by the terms of the conveyances related to the Royalties and the natural gas hedging contracts relating to approximately 50% of the trust's estimated royalty production and for a term ending March 31, 2014. As a result, the trust is not permitted to acquire other oil and gas properties or royalty interests. The trust is not able to issue any additional units.

        Amendment of the trust agreement generally requires a vote of holders of a majority of the outstanding common units, except that amendments that would result in a materially disproportionate benefit to ECA or its affiliates compared to other owners of common units require a vote of the holders of a majority of the outstanding common units, excluding those common units owned by ECA or its affiliates. However, no amendment may:

  •
  increase the power of the Trustee to engage in business or investment activities;

  •
  alter the rights of the common unitholders as among themselves; or

  •
  permit the Trustee to distribute the royalty interests in kind.

        Certain amendments to the trust agreement do not require the vote of the common unitholders. The Trustee may, without approval of the common unitholders, from time to time supplement or amend the trust agreement in order to cure any ambiguity or to correct or supplement any defective or inconsistent provisions provided such supplement or amendment is not adverse to the interest of the common unitholders. The business and affairs of the trust are managed by the Trustee. Although ECA operates all of the Producing Wells and the PUD Wells, ECA has no ability to manage or influence the management of the trust.

Duties and Powers of the Trustee

        The duties of the Trustee are specified in the Trust Agreement and by the laws of the State of Delaware, except as modified by the Trust Agreement. The Trustee's principal duties consist of:

  •
  collecting cash attributable to the royalty interests;

  •
  paying expenses, charges and obligations of the trust from the trust's assets;

  •
  making cash distributions to the common unitholders;

  •
  causing to be prepared and distributed a Schedule K-1 for each unitholder and preparing and filing tax returns on behalf of the trust; and

  •
  causing to be prepared and filed reports required to be filed under the Securities Exchange Act of 1934, as amended, and by the rules of any securities exchange or quotation system on which the trust units are listed or admitted to trading.

        If a trust liability is contingent or uncertain in amount or not yet currently due and payable, the Trustee may create a cash reserve to pay for the liability. If the Trustee determines that the cash on hand and the cash to be received are insufficient to cover the trust's liability, the Trustee may borrow funds required to pay the liabilities. The Trustee may borrow the funds from any person, including itself or its affiliates. The terms of such indebtedness, if funds were loaned by the entity serving as the Trustee or the Delaware Trustee, would be similar to the terms which such entity would grant to a similarly situated commercial customer with whom it did not have a fiduciary relationship, and such entity shall be entitled to enforce its rights with respect to any such indebtedness as if it were not then serving as the Trustee or the Delaware Trustee. If the Trustee borrows funds, common unitholders will not receive distributions until the borrowed funds are repaid.

        Each quarter, the Trustee pays trust obligations and expenses and distributes to the trust unitholders the remaining proceeds received from the royalty interests. The cash held by the Trustee as a reserve against future liabilities must be invested in:

  •
  interest bearing obligations of the United States government;

  •
  money market funds that invest only in United States government securities;

  •
  repurchase agreements secured by interest-bearing obligations of the United States government;

  •
  bank certificates of deposit; or

  •
  cash held for distribution at the next distribution date may be held in a non interest-bearing account.

        The Trust may not acquire any asset except the Royalties, the natural gas hedging contracts, cash and temporary cash investments, and it may not engage in any investment activity except investing cash on hand.

        The Trust may merge or consolidate with or into one or more limited partnerships, general partnerships, corporations, business trusts, limited liability companies, or associations or unincorporated businesses if such transaction is agreed to by the Trustee and by the affirmative vote of the holders of a majority of the outstanding trust units (or by the holders of a majority of the common units, excluding those common units owned by ECA and its affiliates, if such transaction would result in a materially disproportionate benefit to ECA or its affiliates compared to other owners of common units) and such transaction is permitted under the Delaware Statutory Trust Act and any other applicable law.

        The Trustee may sell the Royalties under any of the following circumstances:

  •
  the sale is requested by ECA in accordance with the provisions of the Trust Agreement; or

  •
  the holders representing a majority of the outstanding trust units approving the sale (or by the holders of a majority of the common units, excluding those common units owned by ECA and its affiliates, if such transaction would result in a materially disproportionate benefit to ECA or its affiliates compared to other owners of common units).

        Upon dissolution of the trust the Trustee must sell the Royalties. No trust unitholder approval is required in this event.

        The Trustee distributes the net proceeds from any sale of the Royalties and other assets to the trust unitholders.

        The Trustee may amend or supplement the trust agreement, the conveyances, the Development Agreement, the Administrative Services Agreement, the hedge agreements, the Registration Rights Agreement and the Royalty Interest Lien, without the approval of the trust unitholders, to cure ambiguities, to correct or supplement defective or inconsistent provisions, to grant any benefit to all trust unitholders, or to change the name of the trust, provided, however, that any such supplement or amendment does not adversely affect the interest of the trust unitholders. Furthermore, the Trustee, acting alone, may amend the Administrative Services Agreement without the approval of trust unitholders if such amendment would not increase the cost or expense of the trust or create an adverse economic impact on the trust unitholders. All other permitted amendments may only be made by the affirmative vote of a majority of the trust units (or by the holders of a majority of the common units, excluding those common units owned by ECA and its affiliates, if such transaction would result in a materially disproportionate benefit to ECA or its affiliates compared to other owners of common units).

Responsibility and Liability of the Trustee

        The duties and liabilities of the Trustee are set forth in the Trust Agreement. The Trust Agreement provides that (i) the Trustee shall not have any duties or liabilities, including fiduciary duties, except as expressly set forth in the Trust Agreement, and (ii) the duties and liabilities of the Trustee as set forth in the Trust Agreement replace any other duties and liabilities, including fiduciary duties, to which the Trustee might otherwise be subject. The trust agreement, however, provides that the Trustee may:

  •
  charge for its services as Trustee;

  •
  retain funds to pay for future expenses and deposit them with one or more banks or financial institutions (which may include the Trustee to the extent permitted by law);

  •
  lend funds at commercial rates to the trust to pay the trust's expenses; and

  •
  seek reimbursement from the trust for its out-of-pocket expenses.

        The Trustee does not make business decisions affecting the assets of the trust. Substantially all of the Trustee's functions under the Trust Agreement are ministerial in nature. In discharging its duty to common unitholders, the Trustee may act in its discretion and will be liable to common unitholders only for fraud, gross negligence or acts or omissions constituting bad faith. The Trustee will not be liable for any act or omission of its agents or employees unless the Trustee acted with fraud, in bad faith or with gross negligence in their selection and retention. The Trustee will be indemnified individually or as the Trustee for any liability or cost that it incurs in the administration of the trust, except in cases of fraud, gross negligence or bad faith. The Trustee has a lien on the assets of the trust as security for this indemnification and its compensation earned as Trustee.

Trust Assets

        The assets of the trust consist of the Royalties, natural gas hedging contracts, the Administrative Services Agreement, the Development Agreement, and any cash and temporary investments being held for the payment of expenses and liabilities and for distribution to unitholders.

Trust Liabilities

        Because the trust does not conduct an active business and the Trustee has little power to incur obligations, it is expected that the trust will only incur liabilities for routine administrative expenses, such as the Trustee's fees and accounting, engineering, legal, tax advisory and other professional fees.

Fees and Expenses

        The trust is responsible for paying all legal, accounting, tax advisory, engineering, printing and other administrative and out-of-pocket expenses incurred by or at the direction of the Trustee or the Delaware Trustee. The trust is also responsible for paying other expenses incurred as a result of its being a publicly traded entity, including costs associated with annual and quarterly reports to unitholders, tax returns and Schedule K-1 preparation and distribution, independent auditor fees and registrar and transfer agent fees.

        The Administrative Services Agreement provides that the Trust is obligated, throughout the term of the trust, to pay to ECA each quarter an administrative services fee for accounting, bookkeeping and informational services relating to the Royalties. The annual fee, payable in equal quarterly installments, totals $60,000 per year.

Duration of the Trust; Sale of Royalties

        The trust will remain in existence until the Termination Date, which is March 31, 2030. The trust will dissolve prior to the Termination Date if:

  •
  it sells all of the Royalties;

  •
  gross proceeds attributable to the Royalties are less than $1.5 million for any four consecutive quarters;

  •
  the holders of a majority of the outstanding common units vote in favor of dissolution; or

  •
  it is judicially dissolved.

        The Trustee would then sell all of the trust's assets, either by private sale or public auction, and distribute the net proceeds of the sale to trust unitholders.

ECA's Right of First Refusal

        ECA has a right of first refusal to purchase the Perpetual Royalties at the Termination Date. This right of first refusal provides that the Trustee will use commercially reasonable efforts to retain a third-party advisor to market the Perpetual Royalties within 30 business days of the Termination Date. If the Trustee receives a bid from a proposed purchaser other than ECA and wants to sell all or part of the Perpetual Royalties, it will be required to give notice (the "ECA Offer Notice") to ECA, identifying the proposed purchaser and setting forth the proposed sale price, payment terms and other material terms under which the Trustee is proposing to sell. ECA would then have 30 days from receipt of the ECA Offer Notice to elect, by notice to the Trustee, to purchase the subject properties offered for sale on the terms and conditions set forth in the ECA Offer Notice. If ECA makes such election, the proposed purchaser would be entitled to receive reimbursement of its reasonable and documented expenses incurred in connection with its review and analysis of the subject properties and bid preparation. ECA and the trust would share equally the cost of reimbursement to the proposed purchaser.

        If ECA does not give notice within the 30-day period following the Offer Notice, the Trustee may sell such properties to the identified purchaser on terms and conditions that are substantially the same as those previously set forth in such Offer Notice.

        If, after a reasonable marketing period, no bid is received on any or all of the Perpetual Royalties from any party other than ECA, then ECA shall obtain, at the trust's expense, and deliver to the Trustee, a fairness opinion from a nationally-recognized valuation firm with expertise in fairness opinions stating that the proposed sale price to be paid by ECA to the trust for the properties is fair to the trust.

Dispute Resolution

        Any dispute, controversy or claim that may arise between ECA and the Trustee relating to the trust will be submitted to binding arbitration before a panel of three arbitrators.

Compensation of the Trustee and the Delaware Trustee

        The Trustee's and the Delaware Trustee's compensation is paid out of the trust's assets. See "—Fees and Expenses," beginning on page 17.

 Tax Matters

        Trust unitholders will be treated as partners of the trust for federal income tax purposes. The trust agreement contains tax provisions that generally allocate the trust's income, gain, loss, deduction and credit among the trust unitholders in accordance with their percentage interests in the trust. The trust agreement also sets forth the tax accounting principles to be applied by the trust. See "U.S. Federal Income Tax Considerations," beginning on page 22.

Miscellaneous

        The Trustee may consult with counsel, accountants, tax advisors, geologists and engineers and other parties the Trustee believes to be qualified as experts on the matters for which advice is sought. The Trustee will be protected for any action it takes in good faith reliance upon the opinion of the expert.

        The Delaware trustee and the Trustee may resign at any time or be removed with or without cause at any time by a vote of not less than a majority of the outstanding trust units. Any successor must be a bank or trust company meeting certain requirements including having combined capital, surplus and undivided profits of at least $20 million, in the case of the Delaware Trustee, and $100 million, in the case of the Trustee.

        The principal offices of the Trustee are located at 919 Congress Avenue, Suite 500, Austin, Texas 78701, and its telephone number is 1-800-852-1422.

THE TRUST'S DISTRIBUTION POLICY

        The trust expects to make quarterly cash distributions of substantially all of its cash receipts, after deducting its administrative expenses and the costs incurred as a result of being a publicly traded entity and reserves therefor, on or about 60 days following the completion of each quarter through (and including) the quarter ending March 31, 2030 (the "Termination Date"). The first quarterly distribution was made on August 31, 2010 to record unitholders as of August 16, 2010.

        The amount of the trust's revenues and cash distributions to its unitholders will depend on:

  •
  the timing of production from the wells;

  •
  natural gas prices received;

  •
  the volume and Btu rating of natural gas produced and sold;

  •
  post-production costs and any applicable taxes;

  •
  the reimbursement by the trust, if any, of ECA's costs associated with establishing the floor price contracts transferred to the trust; and

  •
  administrative expenses of the trust and expenses incurred as a result of being a publicly traded entity, and any changes in amounts reserved for such expenses.

        The amount of the quarterly distributions will fluctuate from quarter to quarter, depending on the proceeds received by the trust, among other factors. There is no minimum required distribution.

        Pursuant to IRC Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to foreign partners should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to foreign partners should be made at 30% of gross income unless the rate is reduced by treaty. This release is intended to be a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b) by ECA Marcellus Trust I, and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold at the highest marginal rate, currently 39.6% for individuals, on the distribution made to foreign partners.

        The trust will make quarterly cash distributions of substantially all of its cash receipts, after deducting its administrative expenses and the costs incurred as a result of being a publicly traded entity and reserves therefor, on or about 60 days following the completion of each quarter through (and including) the quarter ending March 31, 2030 (the "Termination Date"). The first quarterly distribution was made on August 31, 2010 to record unitholders as of August 16, 2010. The trust will begin to liquidate on the Termination Date and will soon thereafter wind up its affairs and terminate. At the Termination Date, the Term Royalties will automatically revert to ECA while the Perpetual Royalties will be sold and the net proceeds therefrom will be distributed to the unitholders soon after the Termination Date. ECA will have a right of first refusal to purchase the Perpetual Royalties at the Termination Date. Because payments to the trust will be generated by depleting assets and the trust has a finite life with the production from the Underlying Properties diminishing over time, a portion of each distribution will represent a return of the original investment in the common units.

        The trustee can authorize the trust to borrow money to pay the trust's administrative or incidental expenses that exceed cash held by the trust. The trustee may authorize the trust to borrow from it as a lender provided the terms of the loan are fair to the common unitholders. The trustee may also deposit funds awaiting distribution in an account with itself, if the interest paid to the trust at least equals amounts paid by the Trustee on similar deposits, and make other short term investments with the funds distributed to the trust. The trustee may also hold funds awaiting distribution in a non-interest bearing account.

        The trust is responsible for paying all legal, accounting, tax advisory, engineering, printing costs and other administrative and out-of-pocket expenses incurred by or at the direction of the Trustee. The trust is also responsible for paying other expenses incurred as a result of being a publicly traded entity, including costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, independent auditor fees and registrar and transfer agent fees.

 U.S. FEDERAL INCOME TAX CONSIDERATIONS

        This section is a discussion of the material tax considerations that may be relevant to prospective trust unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to ECA and the trust, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the "Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Future changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

        The following discussion does not address all U.S. federal income tax matters affecting the trust or the trust unitholders. Moreover, the discussion focuses on trust unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, taxpayers subject to the alternative minimum tax, individual retirement accounts (IRAs), employee benefit plans, real estate investment trusts (REITs) or mutual funds. Accordingly, the trust encourages each prospective trust unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of trust units.

        No ruling has been or will be requested from the Internal Revenue Service (the "IRS") regarding any matter affecting the trust or prospective trust unitholders. Instead, the trust is relying on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the trust units and the prices at which trust units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to the trust unitholders, and thus will be borne indirectly by the trust unitholders. Furthermore, the tax treatment of the trust, or of an investment in the trust, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by ECA and the trust.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific U.S. federal income tax issues: (1) the treatment of a trust unitholder whose trust units are loaned to a short seller to cover a short sale of trust units (please read "—Tax Consequences of Trust Unit Ownership—Treatment of Short Sales"); (2) whether the trust's monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Trust Units—Allocations Between Transferors and Transferees"); and (3) whether percentage depletion will be available to a trust unitholder or the extent of the percentage depletion deduction available to any trust unitholder (please read "—Tax Consequences of Trust Unit Ownership—Tax Treatment of the Perpetual Royalties").

        As used herein, the term "trust unitholder" means a beneficial owner of trust units that for U.S. federal income tax purposes is:

  •
  an individual who is a citizen of the United States or who is resident in the United States for U.S. federal income tax purposes,

  •
  a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, a state thereof or the District of Columbia,

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

  •
  a trust if it is subject to the primary supervision of a U.S. court and the control of one or more United States persons (as defined for U.S. federal income tax purposes) or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

        The term "non-U.S. trust unitholder" means any beneficial owner of a trust unit (other than an entity that is classified for U.S. federal income tax purposes as a partnership or as a "disregarded entity") that is not a trust unitholder.

        If an entity that is classified for U.S. federal income tax purposes as a partnership is a beneficial owner of trust units, the tax treatment of a member of the entity will depend upon the status of the member and the activities of the entity. The trust encourages any entity that is classified for U.S. federal income tax purposes as a partnership and that is a beneficial owner of trust units, and the members of such an entity, to consult their own tax advisors about the U.S. federal income tax considerations of purchasing, owning, and disposing of trust units.

Classification of the Trust as a Partnership

        Although the trust is formed as a statutory trust under Delaware law, the trust's classification for U.S. federal income tax purposes is based on its characteristics rather than its form. Based on such characteristics, it is expected that, as described below, the trust will be treated for U.S. federal and applicable state income tax purposes as a partnership and trust unitholders will be treated as partners in that partnership.

        An entity treated as a partnership is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss, deduction and credit of the partnership in computing his U.S. federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to him is in excess of such partner's adjusted basis in his partnership interest as of the end of the taxable year in which the distribution is made.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to in this discussion as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the exploration, development, production and marketing of crude oil and natural gas and interest income (other than from a financial business). Other types of qualifying income include gains from the sale of real property and income from certain hedging transactions. The trust anticipates that substantially all of its gross income will be qualifying income. Based upon the factual representations made by the trust and ECA and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of the trust's gross income will constitute qualifying income.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to the trust's status for U.S. federal income tax purposes or whether the trust's operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, the trust is relying on the opinion of Vinson & Elkins L.L.P. on such matters. It is the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, Treasury Regulations, published revenue rulings and court decisions and the representations described below, the trust will be classified as a partnership for U.S. federal income tax purposes.

        In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by the trust and ECA. The representations made by the trust and ECA upon which Vinson & Elkins L.L.P. has relied are:

          (a)   The trust has not, and will not, elect to be treated as a corporation;

          (b)   The trust is, and will be organized and operated in accordance with (i) all applicable trust statutes, including the Delaware Statutory Trust Act, (ii) the Trust Agreement, and (iii) the description thereof in this prospectus and the original prospectus filed by the trust;

          (c)   For each taxable year, more than 90% of the trust's gross income will be income that Vinson & Elkins L.L.P. has opined or will opine is qualifying income within the meaning of Section 7704(d) of the Internal Revenue Code; and

          (d)   Each hedging transaction that the trust treats as resulting in qualifying income will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and will be associated with oil, gas or products thereof that are held or will be held by the trust in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

        The trust believes that these representations are true and expects that these representations will continue to be true in the future.

        If the trust fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require the trust to make adjustments with respect to the trust's unitholders' allocable share of trust income, gain, loss or deduction or pay other amounts), the trust will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which the trust fails to meet the Qualifying Income Exception in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in the trust. This deemed contribution and liquidation should be tax-free to the trust unitholders and the trust. Thereafter, the trust would be treated as an association taxable as a corporation for U.S. federal income tax purposes.

        If the trust were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, the trust's items of income, gain, loss and deduction would be reflected only on the trust's tax return rather than being passed through to the trust unitholders, and the trust's net income would be taxed to the trust at corporate rates. In addition, any distribution made to a trust unitholder would be treated as either taxable dividend income, to the extent of the trust's current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the trust unitholder's tax basis in his trust units, or taxable capital gain, after the trust unitholder's tax basis in his trust units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a trust unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the trust units.

        The discussion below is based on Vinson & Elkins L.L.P.'s opinion that the trust will be classified as a partnership for U.S. federal income tax purposes.

Partner Status

        Trust unitholders will be treated as partners of the trust for U.S. federal income tax purposes. Also, trust unitholders whose trust units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their trust units will be treated as partners in the trust for U.S. federal income tax purposes.

        A beneficial owner of trust units whose trust units have been transferred to a short seller to complete a short sale would appear, as a result, to lose his status as a partner with respect to those trust units for U.S. federal income tax purposes. Please read "—Tax Consequences of Trust Unit Ownership—Treatment of Short Sales." Income, gain, deductions or losses would not appear to be reportable by a trust unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a trust unitholder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income. These unitholders are urged to consult their own tax advisors with respect to their tax considerations related to holding trust units. The references to "unitholders" in the discussion that follows are to persons who are treated as partners in the trust for U.S. federal income tax purposes.

Tax Classification of the PDP Royalty Interest and the PUD Royalty Interest

        For U.S. federal income tax purposes, the Perpetual PDP Royalty Interest and the Perpetual PUD Royalty Interest have the tax characteristics of a mineral royalty interest to the extent, at the time of their creation, each such mineral interest was reasonably expected to have an economic life that corresponds substantially to the economic life of the mineral property or properties burdened thereby. Payments out of production that are received in respect of a mineral interest that constitutes a royalty interest for U.S. federal income tax purposes are taxable under current law as ordinary income subject to an allowance for cost or percentage depletion in respect of such income.

        In contrast, the Term PDP Royalty Interest and the Term PUD Royalty Interest have the tax characteristics of production payments governed by Section 636 of the Internal Revenue Code to the extent they were not, at the time of their creation, reasonably expected to extend in substantial amounts over the entire productive lives of the mineral property or properties they burden. Payments out of production that are received in respect of a mineral interest that constitutes a production payment for U.S. federal income tax purposes are treated under current law as consisting of a receipt of principal and interest on a nonrecourse debt obligation, with the interest component being taxable as ordinary income.

        In the event that a portion of a single royalty interest terminates by its terms prior to the point in time that the economically productive life of the burdened mineral property is substantially exhausted and the remaining portion continues to burden the property until its economically productive life is substantially exhausted, the U.S. federal income tax characteristics of the royalty interest are determined as if it comprised two separate interests, with the terminating portion being treated as a production payment and the continuing portion being treated as a royalty interest.

        Based on the reserve report described in the Initial Prospectus and representations made by ECA regarding the expected economic life of the Underlying Properties and the expected duration of the Term Royalties and the Perpetual Royalties, the Term PDP Royalty will and the Term PUD Royalty should be treated as "production payments" under Section 636 of the Internal Revenue Code, and thus as nonrecourse debt instruments of ECA for U.S. federal income tax purposes. The Perpetual PDP Royalty will and the Perpetual PUD Royalty should be treated as continuing, nonoperating economic interests in the nature of royalties payable out of production from the mineral interests they burden.

        The difference in certainty between the treatment of the Term PDP Royalty and the Perpetual PDP Royalty, on the one hand, and the Term PUD Royalty and the Perpetual PUD Royalty, on the other hand, stems from the fact that while the Term PDP Royalty and Perpetual PDP Royalty are interests in the producing wells (developed wells that were drilled and producing prior to the creation of the these interests), the Term PUD Royalty and Perpetual PUD Royalty at the time of grant were interests in undeveloped wells that were to be drilled in the future. The applicable laws are well developed, and directly applicable precedents exist, with regard to the tax treatment of royalty interests in specified developed wells that have been drilled. Although such laws and precedents are applicable in analyzing the tax treatment of royalty interests in proven reserves and undeveloped wells related thereto that will be drilled in the future, the law is less well developed in this area. As a result, the tax treatment of the Term PUD Royalty and the Perpetual PUD Royalty are not entirely free from doubt. Therefore, the difference in certainty between the treatment of the PDP Royalties and the PUD Royalties set forth in the preceding paragraph and elsewhere in this prospectus reflects the difference in the extent of directly applicable precedential authority.

        Consistent with the foregoing, ECA and the trust treat the Perpetual Royalties as mineral royalty interests for U.S. federal income tax purposes and the Term Royalties as debt instruments for U.S. federal income tax purposes subject to the Treasury Regulations applicable to contingent payment debt instruments (the "CPDI regulations"), and the trust has agreed to be bound by ECA's application of the CPDI regulations, including ECA's determination of the rate at which interest is deemed to accrue on such interests. The remainder of this discussion assumes that the Term Royalties are treated in accordance with that agreement and ECA's determinations that the Perpetual Royalties are properly treated as mineral royalty interests. No assurance can be given that the IRS will not assert that such interests should be treated differently. Such different treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in trust units and could require a trust unitholder to accrue interest income at a rate different than the "comparable yield" described below. Please read "—Tax Consequences of Trust Unit Ownership—Tax Treatment of the Term Royalties," and "—Tax Consequences of Trust Unit Ownership—Tax Treatment of the Perpetual Royalties."

Tax Consequences of Trust Unit Ownership

Flow-Through of Taxable Income

        As a partnership for U.S. federal income tax purposes, the trust is not a taxable entity required to pay any U.S. federal income tax. Instead, each trust unitholder is required to report on his income tax return his allocable share of the trust's income, gains, losses, deductions and credits without regard to whether the trust makes cash distributions to him. Consequently, the trust may allocate taxable income to a trust unitholder even if he has not received a cash distribution.

Accounting Method and Taxable Year

        The trust uses the year ending December 31 as its taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each trust unitholder is required to include in income his share of the trust's income, gain, loss, deduction and credit for the trust's taxable year ending within or with his taxable year. In addition, a trust unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his trust units following the close of the trust's taxable year but before the close of his taxable year must include his share of the trust's income, gain, loss, deduction and credit in his taxable income for his taxable year, with the result that he is required to include in income for his taxable year his share of more than twelve months of the trust's income, gain, loss, deduction and credit. Please read "—Disposition of Trust Units—Allocations Between Transferors and Transferees."

Basis of Trust Units

        A trust unitholder's initial tax basis for his trust units is the amount he paid for the trust units. That basis will be increased by his share of the trust's income and gain and decreased, but not below zero, by distributions from the trust, by the trust unitholder's share of the trust's losses, if any, by depletion deductions taken by him to the extent such deductions do not exceed his proportionate allocated share of the adjusted tax basis of the Perpetual Royalties, and by his share of the trust's expenditures that are not deductible in computing taxable income and are not required to be capitalized. Please read "—Disposition of Trust Units—Recognition of Gain or Loss."

Allocation of Income, Gain, Loss, Deduction and Credit

        In general, if the trust has a net profit, the trust's items of income, gain, loss, deduction and credit will be allocated among the trust unitholders in accordance with their percentage interests in the trust.

        Specified items of the trust's income, gain, loss, deduction and credit will be allocated under Section 704(c) of the Internal Revenue Code to account for any difference between the tax basis and fair market value of any property treated as having been contributed to the trust by ECA or certain of its affiliates that existed at the time of such contribution, together, referred to in this discussion as the "Contributed Property." These "Section 704(c) Allocations" are required to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and the "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity." Finally, although the trust does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of the trust's income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of the trust's income, gain, loss, deduction or credit, other than an allocation required by Section 704(c) of the Internal Revenue Code to eliminate the Book-Tax Disparity, will generally be given effect for U.S. federal income tax purposes in determining a unitholder's share of an item of income, gain, loss, deduction or credit only if the allocation has substantial economic effect. In any other case, a unitholder's share of an item will be determined on the basis of his interest in the trust, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to the trust;

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  the interests of all the unitholders in profits and losses;

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  the interest of all the unitholders in cash flow; and

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  the rights of all the unitholders to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "Disposition of Trust Units—Allocations Between Transferors and Transferees," allocations under the trust agreement will be given effect for U.S. federal income tax purposes in determining a trust unitholder's share of an item of income, gain, loss, deduction or credit.

Treatment of Trust Distributions

        Distributions by the trust to a trust unitholder generally will not be taxable to the trust unitholder for U.S. federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his trust units immediately before the distribution. The trust's cash distributions in excess of a unitholder's tax basis (if any) generally will be considered to be gain from the sale or exchange of the trust units, taxable in accordance with the rules described under "—Disposition of Trust Units" below.

Tax Treatment of the Term Royalties

        Under the CPDI regulations, the trust generally is required to accrue income on the Term Royalties which are treated as production payments, and therefore as nonrecourse debt obligations of ECA for U.S. federal income tax purposes, in the amounts described below.

        The CPDI regulations provide that the trust must accrue an amount of ordinary interest income for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the debt instrument that equals:

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  the product of (i) the adjusted issue price (as defined below) of the debt instrument as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of such debt instrument, adjusted for the length of the accrual period;

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  divided by the number of days in the accrual period; and

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  multiplied by the number of days during the accrual period that the trust held the debt instrument.

        The initial "issue price" of the debt instrument represented by each production payment held by the trust was the portion of the first price at which a substantial amount of the trust units were sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, that is allocable to the production payment based on the relative fair market value of the production payment to the other assets of the trust. The "adjusted issue price" of such a debt instrument is its initial issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments scheduled to be made with respect to the debt instrument at an earlier time (without regard to the actual amount paid). The term "comparable yield" means the annual yield ECA would have been expected to pay, as of the initial issue date, on a fixed rate debt security with no contingent payments but with terms and conditions otherwise comparable to those of the debt instrument represented by the production payment.

        ECA and the trust take the position that the comparable yield for each debt instrument held by the trust is an annual rate of 10%, compounded semi-annually. The CPDI regulations require and ECA provided to the trust, solely for determining the amount of interest accruals for U.S. federal income tax purposes, a schedule of the projected amounts of payments, which are referred to as projected payments, on the Term Royalties treated as debt instruments held by the trust. These payments set forth on the schedule produce a total return on such debt instruments equal to their comparable yield. Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Internal Revenue Code.

        As required by the CPDI regulations, for U.S. federal income tax purposes, the trust must use the comparable yield and the schedule of projected payments as described above in determining the trust's interest accruals, and the adjustments thereto described below, in respect of the debt instruments held by the trust.

        ECA's determinations of the comparable yield and the projected payment schedule are not binding on the IRS and it could challenge such determinations. If it did so, and if any such challenge were successful, then the amount and timing of interest income accruals of the trust would be different from those reported by the trust or included on previously filed tax returns by the trust unitholders.

        The comparable yield and the schedule of projected payments were not determined for any purpose other than for the determination for U.S. federal income tax purposes of the trust's interest accruals and adjustments thereof in respect of the debt instruments held by the trust and do not constitute a projection or representation regarding the actual amounts payable to the trust.

        For U.S. federal income tax purposes, the trust is required under the CPDI regulations to use the comparable yield and the projected payment schedule established by ECA in determining interest accruals and adjustments in respect of the production payments. Pursuant to the terms of the conveyance, ECA and the trust have agreed (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by ECA's determination of the comparable yield and projected payment schedule.

        If, during any taxable year, the trust receives actual payments with respect to a debt instrument held by the trust that in the aggregate exceed the total amount of projected payments for that taxable year, the trust will incur a "net positive adjustment" under the CPDI regulations equal to the amount of such excess. The trust will treat a "net positive adjustment" as additional interest income for such taxable year.

        If the trust receives in a taxable year actual payments with respect to a debt instrument held by the trust that in the aggregate are less than the amount of projected payments for that taxable year, the trust will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) reduce the trust's interest income on the debt instrument held by the trust for that taxable year, and (b) to the extent of any excess after the application of (a) give rise to an ordinary loss to the extent of the trust's interest income on such debt instrument during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment, in excess of the amount described in (a) and (b) will be carried forward, as a negative adjustment to offset future interest income in respect of that debt instrument held by the trust. If either of the Term Royalties is not treated as a production payment (and not otherwise as a debt instrument) for U.S. federal income tax purposes, the trust intends to take the position that its basis in the Term Royalty is recouped in proportion to the production from the Term Royalty.

        Neither the trust nor the trust unitholders are entitled to claim depletion deductions with respect to the Term Royalties.

Tax Treatment of the Perpetual Royalties

        The payments received by the trust in respect of the Perpetual Royalties treated as mineral royalty interests for U.S. federal income tax purposes will be treated as ordinary income. Trust unitholders will be entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to such income. Although the Internal Revenue Code requires each trust unitholder to compute his own depletion allowance and maintain records of his share of the adjusted tax basis of the underlying royalty interest for depletion and other purposes, the trust furnishes each of the trust unitholders with information relating to this computation for U.S. federal income tax purposes. Each trust unitholder, however, remains responsible for calculating his own depletion allowance and maintaining records of his share of the adjusted tax basis of the Perpetual Royalties for depletion and other purposes.

        Percentage depletion is generally available with respect to trust unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Internal Revenue Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas, or derivative products or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the trust unitholder's gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the trust unitholder from the property for each taxable year, computed without the depletion allowance. A trust unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the trust unitholder's average daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between oil and natural gas production, with 6,000 cubic feet of domestic natural gas production regarded as equivalent to one barrel of crude oil. The 1,000-barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

        In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a trust unitholder's total taxable income from all sources for the year, computed without the depletion allowance, the deduction for domestic production activities, net operating loss carrybacks, or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the trust unitholder's total taxable income for that year. The carryover period resulting from the 65% net income limitation is unlimited.

        In addition to the limitations on percentage depletion discussed above President Obama's budget proposal for the fiscal year 2013 proposed to eliminate certain tax preferences applicable to taxpayers engaged in the exploration or production of natural resources. Specifically, the budget proposed to repeal the deduction for percentage depletion with respect to oil and natural gas wells, in which case only cost depletion would be available. It is uncertain whether this or any other legislative proposals will ever be enacted and, if so, when any such proposal would become effective.

        Trust unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (i) dividing the trust unitholder's allocated share of the adjusted tax basis in the underlying mineral property by the number of mineral units (barrels of oil and thousand cubic feet of natural gas) remaining as of the beginning of the taxable year and (ii) multiplying the result by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the trust unitholder's share of the total adjusted tax basis in the property.

        The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the trust unitholders. Further, because depletion is required to be computed separately by each trust unitholder and not by the trust, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the trust unitholders for any taxable year. The trust encourages each prospective trust unitholder to consult his tax advisor to determine whether percentage depletion would be available to him.

Tax Treatment Upon Sale of the Perpetual Royalties at Termination Date

        The sale of the Perpetual Royalties by the trust at or shortly after the Termination Date will generally give rise to long-term capital gain or loss to the trust unitholders for U.S. federal income tax purposes, except that any gain will be taxed at ordinary income rates to the extent of depletion deductions that reduced the trust unitholder's adjusted basis in the Perpetual Royalties. Each trust unitholder will be responsible for calculating his gain or loss based on the difference between his pro-rata share of the amount realized on the sale by the trust and his adjusted basis in the Perpetual Royalties, and if a gain is realized, the portion thereof taxable as ordinary income by reason of depletion deductions previously claimed by such trust unitholder. However, the trust intends to furnish each of the trust unitholders with information relating to this calculation for U.S. federal income tax purposes in connection with the final partnership tax return for the trust.

Tax Treatment of Hedging Income

        Income or loss realized with respect to hedging arrangements entered into by the trust will give rise to ordinary income or loss to the trust unitholders for U.S. federal income tax purposes. Trust unitholders will not be entitled to depletion deductions with respect to any hedging income.

Limitations on Deductibility of Losses

        It is not anticipated that the trust will generate losses. Nevertheless, should losses result, trust unitholders must consult their own tax advisors as to the applicability to them of loss limitation rules that could operate to limit the deductibility to a trust unitholder of his share of the trust's losses such as the basis limitation, the "at risk" rules and the passive loss rules. Special passive loss limitation rules apply with respect to publicly-traded partnerships like the trust.

Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  the trust's interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a trust unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a trust unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the trust unitholder's share of the trust's portfolio income will be treated as investment income.

Entity-Level Withholdings

        If the trust is required or elects under applicable law to pay any federal, state, local or foreign income tax on behalf of any trust unitholder or any former trust unitholder, the trust is authorized to pay those taxes from its funds. That payment, if made, will be treated as a distribution of cash to the trust unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, the trust is authorized to treat the payment as a distribution to all current trust unitholders. The trust is authorized to amend its trust agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of trust units. Payments by the trust as described above could give rise to an overpayment of tax on behalf of an individual trust unitholder in which event the trust unitholder would be required to file a claim in order to obtain a credit or refund.

Treatment of Short Sales

        A trust unitholder whose trust units are loaned to a "short seller" to cover a short sale of trust units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those trust units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of the trust's income, gain, loss, deduction or credit with respect to those trust units would not be reportable by the trust unitholder;

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  any cash distributions received by the trust unitholder as to those trust units would be fully taxable; and

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  all of these distributions would appear to be ordinary income.

        Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a trust unitholder whose trust units are loaned to a short seller to cover a short sale of trust units; therefore, trust unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their trust units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Trust Units—Recognition of Gain or Loss."

Alternative Minimum Tax

        Each trust unitholder will be required to take into account his distributive share of any items of the trust's income, gain, loss, deduction or credit for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective trust unitholders are urged to consult with their tax advisors as to the impact of an investment in trust units on their liability for the alternative minimum tax.

Tax Rates

        Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 20%. Moreover, these rates are subject to change by new legislation at any time.

        The Health Care and Education Reconciliation Act of 2010 will impose a 3.8% Medicare tax on certain investment income earned by individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes a trust unitholder's allocable share of the trust's income and gain realized by a trust unitholder from a sale of trust units. In the case of an individual, the tax will be imposed on the lesser of (i) the trust unitholder's net income from all investments, and (ii) the amount by which the trust unitholder's adjusted gross income exceeds $250,000 (if the trust unitholder is married and filing jointly or a surviving spouse), $125,000 (if the trust unitholder is married and filing separately) or $200,000 (if the trust unitholder is not married). In the case of an estate or trust, the tax will be imposed on the lesser of (1) the undistributed net investment income of the estate or trust, or (2) the excess of the adjusted gross income of the estate or trust over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

        The trust made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit the trust to adjust a subsequent trust unit purchaser's tax basis in the trust's assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price of trust units acquired from another trust unitholder. The Section 743(b) adjustment belongs to the purchaser and not to other trust unitholders. For purposes of this discussion, a trust unitholder's inside basis in the trust's assets will be considered to have two components: (1) his share of tax basis in the trust's assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of the trust's assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in his share of the trust's assets for purposes of calculating, among other items, cost depletion deductions on the Perpetual Royalties, and his share of any gain on a sale of the trust's assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those trust units' share of the aggregate tax basis of the trust's assets immediately prior to the transfer. Thus, the fair market value of the trust units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in the trust if it has a substantial built-in loss immediately after the transfer. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of the trust's assets and other matters. For example, the allocation of the Section 743(b) adjustment among the trust's assets must be made in accordance with the Internal Revenue Code. The trust cannot assure unitholders that the determinations it makes will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in the trust's opinion, the expense of compliance exceed the benefit of the election, the trust may seek permission from the IRS to revoke its Section 754 election. If permission is granted, a subsequent purchaser of trust units may be allocated more income than he would have been allocated had the election not been revoked.

Initial Tax Basis and Amortization

        The initial tax basis of the portion of the PDP Royalty Interest treated as a royalty interest in minerals (the Perpetual PDP Royalty) and the portion treated as a production payment (the Term PDP Royalty), and the initial basis of the portion of the PUD Royalty Interest treated as a royalty interest in minerals (the Perpetual PUD Royalty) and the portion treated as a production payment (the Term PUD Royalty) is effectively equal on a per-unit basis to the portion of the unit price allocated to each based on each such portion's relative fair market value.

        The costs incurred in selling the trust units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon the trust's termination. There are uncertainties regarding the classification of costs as organizational expenses, which may be amortized by the trust, and as syndication expenses, which may not be amortized by the trust. The underwriting discounts and commissions the trust incurs are treated as syndication expenses.

Valuation and Tax Basis of the Trust's Properties

        The U.S. federal income tax consequences of the ownership and disposition of trust units will depend in part on the trust's estimates of the relative fair market values, and the initial tax bases, of the trust's assets. Although the trust may from time to time consult with professional appraisers regarding valuation matters, the trust will make many of the relative fair market value estimates itself. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by trust unitholders might change, and trust unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Trust Units

Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of trust units equal to the difference between the amount realized and the trust unitholder's tax basis for the trust units sold. A trust unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received. The amount realized should be reduced by the unused net negative adjustments attributable to the trust units disposed of as described above under "—Tax Consequences of Trust Unit Ownership—Tax Treatment of the Term Royalties." A trust unitholder's adjusted tax basis in his trust units will be equal to the trust unitholder's original purchase price for the trust units, increased by income and decreased by losses or deductions previously allocated to the trust unitholder and by distributions to the trust unitholder and depletion deductions claimed by the trust unitholder.

        Prior distributions from the trust in excess of cumulative net taxable income for a trust unit that decreased a unitholder's tax basis in that trust unit will, in effect, become taxable income if the trust unit is sold at a price greater than the trust unitholder's tax basis in that trust unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a trust unitholder, other than a "dealer" in trust units, on the sale or exchange of a trust unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of trust units held for more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 20% plus the 3.8% Medicare tax in some cases. However, a portion, which will likely be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to "unrealized receivables" the trust owns. The term "unrealized receivables" includes potential recapture items, including depletion recapture. Ordinary income attributable to unrealized receivables such as depletion recapture may exceed net taxable gain realized upon the sale of a trust unit and may be recognized even if there is a net taxable loss realized on the sale of a trust unit. Thus, a trust unitholder may recognize both ordinary income and a capital loss upon a sale of trust units. Net capital losses may offset capital gains and up to $3,000 of ordinary income per taxable year, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling trust unitholder who can identify trust units transferred with an ascertainable holding period to elect to use the actual holding period of the trust units transferred. Thus, according to the ruling discussed above, a trust unitholder will be unable to select high or low basis trust units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific trust units sold for purposes of determining the holding period of trust units transferred. A trust unitholder electing to use the actual holding period of trust units transferred must consistently use that identification method for all subsequent sales or exchanges of trust units. A trust unitholder considering the purchase of additional trust units or a sale of trust units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, that is one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

        In general, the trust's taxable income and losses will be determined annually, will be allocated on a monthly basis and will be subsequently apportioned among the trust unitholders in proportion to the number of trust units owned by each of them as of the opening of the applicable exchange on which the trust units are then traded on the first business day of the month, which is referred to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of the trust's assets other than in the ordinary course of business will be allocated among the trust unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a trust unitholder transferring trust units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code, and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee trust unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the trust unitholder's interest, the trust's taxable income or losses might be reallocated among the trust unitholders. The trust is authorized to revise its method of allocation between transferor and transferee trust unitholders, as well as trust unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A trust unitholder who owns trust units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of the trust's income, gain, loss and deductions attributable to the month of disposition but will not be entitled to receive that cash distribution.

Notification Requirements

        A trust unitholder who sells any of his trust units is generally required to notify the trust in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of trust units who purchases trust units from another trust unitholder is also generally required to notify the trust in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, the trust is required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify the trust of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who affects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

        The trust will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in the trust's capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of the trust's taxable year for all trust unitholders. In the case of a trust unitholder reporting on a taxable year other than a calendar year, the closing of the trust's taxable year may result in more than twelve months of the trust's taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in the trust filing two tax returns (and trust unitholders may receive two Schedule K-1's) for one fiscal year and the cost of the preparation of these returns will be borne by all trust unitholders. The IRS has recently announced a relief procedure whereby the IRS may permit a publicly traded partnership that has constructively terminated to provide only a single Schedule K-1 to unitholders for the tax years in which termination occurs. The trust would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code. A termination could also result in penalties if the trust was unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject the trust to, any tax legislation enacted before the termination.

Tax Exempt Organizations and Certain Other Investors

        Ownership of trust units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If a potential investor is a tax-exempt entity or a non-U.S. person, then it should consult a tax advisor before investing in the trust units.

Tax Exempt Organizations

        Employee benefit plans and most other organizations exempt from U.S. federal income tax including IRAs and other retirement plans are subject to U.S. federal income tax on unrelated business taxable income. Because all of the income of the trust is expected to be royalty income, interest income, hedging income and gain from the sale of real property, none of which is unrelated business taxable income, any such organization exempt from federal income tax is not expected to be taxable on income generated by ownership of trust units so long as neither the property held by the trust nor the trust units are debt-financed property within the meaning of Section 514(b) of the Internal Revenue Code. In general, trust property would be debt-financed if the trust incurs debt to acquire the property or otherwise incurs or maintains a debt that would not have been incurred or maintained if the property had not been acquired and a trust unit would be debt-financed if the trust unitholder incurs debt to acquire the trust unit or otherwise incurs or maintains a debt that would not have been incurred or maintained if the trust unit had not been acquired.

Non-U.S. Persons

        The trust (or the appropriate intermediary if units are held in "street name") intends to withhold and will publicly communicate to brokers to withhold on distributions paid to non-U.S. trust unitholders. The trust currently intends to withhold and will publicly communicate to brokers to withhold on distributions to non-U.S. trust unitholders at the highest marginal rate, currently 39.6% for individuals. Non-U.S. trust unitholders should consult their own tax advisors with respect to seeking a credit or refund for any portion of taxes withheld from distributions.

        As long as the trust units are regularly traded on an established securities market, gain realized by a non-U.S. trust unitholder on a sale of trust units will not be subject to U.S. federal income tax unless:

  •
  the gain is, or is treated as, effectively connected with business conducted by the non-U.S. trust unitholder in the United States, and in the case of an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. trust unitholder;

  •
  the non-U.S. trust unitholder is an individual who is present in the United States for at least 183 days in the year of the sale and certain other conditions are met; or

  •
  the non-U.S. trust unitholder owns currently, or owned at certain earlier times, directly or by applying certain attribution rules, more than 5% of the trust units.

Administrative Matters

Trust Information Returns and Audit Procedures

        The trust furnishes to each trust unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of the trust's income, gain, loss and deduction for the trust's preceding taxable year. In preparing this information, which is not reviewed by counsel, the trust takes various accounting and reporting positions, some of which have been mentioned earlier, to determine each trust unitholder's share of income, gain, loss and deduction. The trust cannot assure unitholders that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither the trust nor Vinson & Elkins L.L.P. can assure prospective trust unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit the trust's U.S. federal income tax information returns. Adjustments resulting from an IRS audit may require each trust unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a trust unitholder's return could result in adjustments not related to the trust's returns as well as those related to the trust's returns.

        Partnerships generally are treated as separate entities for purposes of U.S. federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The trust agreement names ECA as the trust's Tax Matters Partner.

        The Tax Matters Partner has made and will make some elections on behalf of the trust and the trust unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against trust unitholders for items in the trust's returns. The Tax Matters Partner may bind a trust unitholder with less than a 1% profits interest in the trust to a settlement with the IRS unless that trust unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the trust unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any trust unitholder having at least a 1% interest in profits or by any group of trust unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each trust unitholder with an interest in the outcome may participate.

        A trust unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on the trust's return.

Intentional or negligent disregard of this consistency requirement may subject a trust unitholder to substantial penalties.

Nominee Reporting

        Persons who hold an interest in the trust as a nominee for another person are required to furnish to the trust:

          (a)   the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (b)   whether the beneficial owner is:

            1.     a person that is not a United States person;

            2.     a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

            3.     a tax-exempt entity;

          (c)   the amount and description of units held, acquired or transferred for the beneficial owner; and

          (d)   specific information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to the trust. The nominee is required to supply the beneficial owner of the trust units with the information furnished to the trust.

Accuracy-Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

          (1)   for which there is, or was, "substantial authority"; or

          (2)   as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of trust unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, the trust must disclose the pertinent facts on its return. In addition, the trust will make a reasonable effort to furnish sufficient information for trust unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit trust unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which the trust does not believe includes it, or any of the trust's investments, plans or arrangements.

        A substantial valuation misstatement exists if (a) the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts.

        No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). The penalty is increased to 40% in the event of a gross valuation misstatement. The trust does not anticipate making any valuation misstatements.

Reportable Transactions

        If the trust were to engage in a "reportable transaction," the trust (and possibly the unitholders) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of 6 successive tax years. The trust's participation in a reportable transaction could increase the likelihood that the trust's U.S. federal income tax information return (and possibly the unitholders' tax return) would be audited by the IRS. Please read "—Trust Information Returns and Audit Procedures."

        Moreover, if the trust were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, unitholders may be subject to the following additional consequences:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-Related Penalties";

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability; and

  •
  in the case of a listed transaction, an extended statute of limitations.

        The trust does not expect to engage in any "reportable transactions."

STATE TAX CONSIDERATIONS

        The following is intended as a brief summary of certain information regarding state income taxes and other state tax matters affecting individuals who are trust unitholders. Trust unitholders are urged to consult their own legal and tax advisors with respect to these matters.

        Prospective investors should consider state and local tax consequences of an investment in the common units. The trust owns the Royalties burdening specified gas properties located in Greene County, Pennsylvania. The state of Pennsylvania has income taxes applicable to individuals, but currently does not require the trust to withhold taxes from distributions made to nonresident unitholders. If withholding were required under current Pennsylvanian law, the rate would be 3.07% of taxable income attributable to Pennsylvania. A trust unitholder may be required to file state income tax returns and/or pay taxes in Pennsylvania and may be subject to penalties for failure to comply with such requirements. Taxes withheld by the trust would be treated as deductions against state income taxes otherwise payable.

        The trust units may constitute real property or an interest in real property under the inheritance, estate and probate laws of Pennsylvania.

 ERISA CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974, as amended, regulates pension, profit-sharing and other employee benefit plans to which it applies. ERISA also contains standards for persons who are fiduciaries of those plans. In addition, the Internal Revenue Code provides similar requirements and standards which are applicable to qualified plans, which include these types of plans, and to individual retirement accounts, whether or not subject to ERISA.

        A fiduciary of a qualified plan should carefully consider fiduciary standards under ERISA regarding the qualified plan's particular circumstances before authorizing an investment in trust units. A fiduciary should consider:

  •
  whether the investment satisfies the prudence requirements of Section 404(a)(1)(B) of ERISA;

  •
  whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA; and

  •
  whether the investment is in accordance with the documents and instruments governing the qualified plan as required by Section 404(a)(1)(D) of ERISA.

        A fiduciary should also consider whether an investment in common units might result in direct or indirect nonexempt prohibited transactions under Section 406 of ERISA and Internal Revenue Code Section 4975. In deciding whether an investment involves a prohibited transaction, a fiduciary must determine whether there are plan assets in the transaction. The Department of Labor has published final regulations concerning whether or not a qualified plan's assets would be deemed to include an interest in the underlying assets of an entity for purposes of the reporting, disclosure and fiduciary responsibility provisions of ERISA and analogous provisions of the Internal Revenue Code. These regulations provide that the underlying assets of an entity will not be considered "plan assets" if the equity interests in the entity are a publicly offered security. ECA expects that at the time of the sale of the trust units in this offering, they will be publicly offered securities. Fiduciaries, however, will need to determine whether the acquisition of trust units is a nonexempt prohibited transaction under the general requirements of ERISA Section 406 and Internal Revenue Code Section 4975.

        The prohibited transaction rules are complex, and persons involved in prohibited transactions are subject to penalties. For that reason, potential qualified plan investors should consult with their counsel to determine the consequences under ERISA and the Internal Revenue Code of their acquisition and ownership of trust units.

 SELLING TRUST UNITHOLDERS

        This prospectus covers the offering for resale or transfer of up to 4,573,128 common units by the selling unitholders. A large portion of the common units to be registered were subordinated units that ECA retained following the initial public offering to provide support for the cash distributions on the initially issued common units. The subordinated units automatically converted into common units on a one-for-one basis at the end of the fourth full calendar quarter following ECA's satisfaction of its drilling obligation to the trust. Since ECA met its drilling obligation as of November 30, 2011, the subordinated units automatically converted into common units following the end of the fourth quarter 2012. The trust is registering the common units described below pursuant to a registration rights agreement entered into by the Trust, ECA and certain affiliates in connection with the initial public offering of the trust.

        The selling unitholders may sell all, some or none of the common units covered by this prospectus. Please read "Plan of Distribution," beginning on page 43. The selling unitholders will bear all costs, fees and expenses incurred in connection with the registration of the common units offered by this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of common units will be borne by the selling trust unitholder.

        No such sales may occur unless this prospectus has been declared effective by the SEC, and remains effective at the time such selling unitholder offer or sells such common units. ECA and the trust are required to update this prospectus to reflect material developments in the trust's business, financial position and results of operations.

        The following table and related footnotes set forth:

  •
  the name of each selling unitholder;

  •
  if different, the name of the natural person(s) who exercise(s) sole/shared voting and/or investment power with respect to the units;

  •
  the number of the trust's common units beneficially owned by such unitholder prior to the offering;

  •
  the number being offered for the unitholder's account; and

  •
  the number to be owned by such unitholder after completion of the offering (assuming the sale of all units offered by this prospectus).

        ECA is not a broker-dealer registered under Section 15 of the Exchange Act, or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act.

	Number of Units Beneficially Owned Prior to Offering(1)		Number of Units Being Offered		Number of Units Beneficially Owned After Completion Of the Offering	Percent Owned After Offering
Energy Corporation of America	4,148,393	(2)	4,148,393	(2)	0	0
John and Julie Mork	424,735	(3)	424,735	(3)	0	0

Total	4,573,128		4,573,128		0	0

(1)
A portion of the common units being offered by ECA and certain unitholders consists of subordinated units which automatically converted into common units following the end of the fourth quarter 2012.

(2)
Includes 4,120,059 subordinated units which automatically converted into common units following the end of the fourth quarter 2012 and 28,334 common units.

(3)
Includes 77,005 subordinated units which automatically converted into common units following the end of the fourth quarter 2012.

 PLAN OF DISTRIBUTION

        The trust is registering shares to permit the resale of these units by the selling unitholders from time to time after the date of this prospectus and after the date of conversion of the subordinated units into common units. The trust will not receive any of the proceeds from the sale by the selling unitholders of the common units.

        The common units may be sold from time to time to purchasers:

  •
  directly by ECA and its successors, which includes its transferees, pledgees or donees or their successors, including John and Julie Mork; or

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from ECA or the purchasers of the common units. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

        ECA and any underwriters, broker-dealers or agents who participate in the distribution of the common units may be deemed to be "underwriters" within the meaning of the Securities Act. As a result, any profits on the sale of the common units by ECA and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts, and "underwriters" within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If ECA is deemed to be an underwriter, it may be subject to certain statutory liabilities, including, without limitation, liabilities under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the common units are sold through underwriters, broker-dealers or agents, the selling unitholders will be responsible for underwriting discounts or commissions or agent's commissions.

        The common units may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  prices related to such prevailing market prices;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the common units may be listed or quoted at the time of the sale;

  •
  in the over-the-counter market;

  •
  otherwise than on such exchanges or services or in the over-the-counter market;

  •
  through the writing and exercise of options, whether such options are listed on an options exchange or otherwise; or

  •
  through the settlement of short sales.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with the sales of the common units or otherwise, the selling unitholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the common units in the course of hedging their positions. The selling unitholders may also sell the common units short and deliver common units to close out short positions, or loan or pledge common units to broker-dealers that, in turn, may sell the common units.

        Broker-dealers engaged by the selling unitholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling unitholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling unitholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling unitholders may from time to time pledge or grant a security interest in some or all of the common units owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common units from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling unitholders to include the pledgee, transferee or other successors in interest as selling unitholders under this prospectus.

        To the trust's knowledge, there are currently no plans, arrangements or understandings between ECA and any underwriter, broker-dealer or agent regarding the sale of the common units.

        Because FINRA views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.

        At the time a particular offering is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling unitholders, the aggregate amount and type of securities being offered, the price at which the securities are being sold and other material terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling unitholders and any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

        The trust cannot be certain that ECA will sell any or all of the common units pursuant to this prospectus. Further, the trust cannot assure you that ECA will not transfer, devise or gift the common units by other means not described in this prospectus. In addition, common units covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus. The common units may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common units may not be sold unless they have been registered or qualify for sale or an exemption from registration, or a qualification is available and complied with.

        ECA and any other person participating in the sale of the common units will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common units by ECA and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common units and the ability of any person or entity to engage in market-making activities with respect to the common units.

        ECA has agreed to pay substantially all expenses incidental to the registration, offering and sale of the common units to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

 LEGAL MATTERS

        Richards, Layton & Finger, P.A., as special Delaware counsel to the trust, will give a legal opinion as to the validity of the common units. Vinson & Elkins L.L.P., Houston, Texas, counsel to ECA, will give opinions as to certain other matters relating to the offering, including the tax opinion described in the section of this prospectus captioned "U.S. Federal Income Tax Considerations," beginning on page 22.

 EXPERTS

        Certain information appearing in this prospectus regarding the December 31, 2011 estimated quantities of reserves of the Royalties owned by ECT, the future net cash flows from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Ryder Scott Company, L.P., independent petroleum engineers.

        The financial statements of ECA Marcellus Trust I appearing in ECA Marcellus Trust I's Annual Report (Form 10-K) for the year ended December 31, 2011, and the effectiveness of ECA Marcellus Trust I's internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14.    Other Expenses Of Issuance And Distribution.

        Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates.

Estimated Amount
SEC Registration Fee	$10,542
Legal Fees	$50,000
Accounting Fees	$50,000
Printing and Filing Costs	$15,000
Listing Agent Fees	$15,000

Total	$140,542

Item 15.    Indemnification Of Directors And Officers.

        The trust agreement provides that the Trustee and its officers, agents and employees shall be indemnified from the assets of the trust against and from any and all liabilities, expenses, claims, damages or loss incurred by it individually or as Trustee in the administration of the trust and the trust assets, including, without limitation, any liability, expenses, claims, damages or loss arising out of or in connection with any liability under environmental laws, or in the doing of any act done or performed or omission occurring on account of it being Trustee or acting in such capacity, except such liability, expense, claims, damages or loss as to which it is liable under the trust agreement. In this regard, the Trustee shall be liable only for fraud or gross negligence or for acts or omissions in bad faith and shall not be liable for any act or omission of any agent or employee unless the Trustee has acted in bad faith or with gross negligence in the selection and retention of such agent or employee. The Trustee is entitled to indemnification from the assets of the trust and shall have a lien on the assets of the trust to secure it for the foregoing indemnification.

        The West Virginia Business Corporation Act also allows a corporation to indemnify any person who was or is threatened to be made party to any action or suit brought by or in the right of the corporation against all expenses, fines, judgments and payments made in settlement, including legal fees. The person must have acted in good faith with no reason to believe the actions taken were in opposition to the corporation. Indemnification is not permitted in situations where the party seeking the indemnity was adjudged liable for negligence or misconduct regarding tax matters.

        The West Virginia Business Corporation Act also provides that corporations may purchase and maintain insurance to cover possible indemnities, regardless of whether the corporation is otherwise allowed to indemnify the party under its provisions.

        Article XI of Energy Corporation of America's Certificate of Incorporation provides that no director of Energy Corporation of America shall be liable to Energy Corporation of America or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Energy Corporation of America or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 9 of the Corporation Act or (iv) for any transaction from which the director derived an improper personal benefit.

Item 16.    Exhibits.

        The following documents are filed as exhibits to this registration statement:

Exhibit Number		Description
*1.1	—	Form of Underwriting Agreement
**3.1	—	Certificate of Trust of ECA Marcellus Trust I (Incorporated herein by reference to Exhibit 3.1 to Registration Statement on Form S-1 (Registration No. 333-165833)).
**3.2	—
Amended and Restated Trust Agreement of ECA Marcellus Trust I, dated July 7, 2010, among Energy Corporation of America and The Bank of New York Mellon Trust Company, N.A., as Trustee, and Corporation Trust Company, as Delaware Trustee (Incorporated herein by reference to Exhibit 3.1 to the Trust's Current Report on Form 8-K filed on July 13, 2010 (File No. 001-34800)).
5.1	—	Opinion of Richards, Layton & Finger, P.A. relating to the validity of the common units
5.2	—	Opinion of Goodwin & Goodwin, LLP
8.1	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters
23.1	—	Consent of Ernst & Young LLP
23.2	—	Consent of Richards, Layton & Finger, P.A. (contained in Exhibit 5.1)
23.3	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
23.4	—	Consent of Ryder Scott
23.5	—	Consent of Goodwin & Goodwin, LLP (contained in Exhibit 5.2)
**24.1	—	Power of Attorney set forth on the signature page contained in Part II.

*
To be filed by amendment or as an exhibit to a Current Report on Form 8-K of the registrant.

**
Previously filed.

Item 17.    Undertakings.

        (a)   The undersigned registrants hereby undertake:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

          provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act to any purchaser:

              (i)  Each prospectus filed by the registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

             (ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was a part of the registration statement or made in any such document immediately prior to such effective date.

        (b)   That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to existing provisions or arrangements whereby the registrants may indemnify a trustee, officer or controlling person of the registrants against liabilities arising under the Securities Act, or otherwise, the registrants have been advised that in the opinion of Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a trustee, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (d)   For purposes of determining any liability under the Securities Act of 1933:

            (i)  The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (ii)  Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Austin, State of Texas, on January 16, 2013.

ECA MARCELLUS TRUST I
By:	The Bank of New York Mellon Trust Company, N.A., as Trustee
By:	/s/ MIKE J. ULRICH
	Name:	Mike J. Ulrich
	Title:	Vice President

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Denver, State of Colorado, on January 16, 2013.

Energy Corporation of America
By:	/s/ JOHN MORK
	Name:	John Mork
	Title:	President and Chief Executive Officer

* * *

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN MORK John Mork	President, Chief Executive Officer & Director (Principal executive officer)	January 16, 2013
/s/ DONALD C. SUPCOE Donald C. Supcoe	Executive Vice President, General Counsel & Director	January 16, 2013
* Michael S. Fletcher	Chief Financial Officer (Principal accounting and financial officer)	January 16, 2013
* Kyle Mork	Chief Operating Officer & Director	January 16, 2013
* Thomas R. Goodwin	Chairman of the Board of Directors	January 16, 2013
* James Markowsky	Director	January 16, 2013
* Peter H. Coors	Director	January 16, 2013

Signature	Title	Date

* John Fischer	Director	January 16, 2013
* W. Gaston Caperton, III	Director	January 16, 2013
* F.H. McCullough, III	Director	January 16, 2013
* Julie Mork	Director	January 16, 2013
* Jerry Neeley	Director	January 16, 2013
* Jay S. Pifer	Director	January 16, 2013

*By:	/s/ DONALD C. SUPCOE Donald C. Supcoe Attorney in fact	January 16, 2013